UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 4

                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


   ( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

   1.   Name and Address of Reporting Person:

        Margaret L. Keon
        c/o Keon Associates
        16 Miller Avenue, Suite 203
        Mill Valley, California 94941
        U.S.A.

   2.   Issuer Name and Ticker or Trading Symbol:

        McLeodUSA Incorporated
        MCLD

   3.   IRS or Social Security Number of Reporting Person (Voluntary):


   4.   Statement for Month/Year:

        February 2000

   5.   If Amendment, Date of Original (Month/Year):


   6. Relationship of Reporting Person(s) to Issuer (Check all applicable):
        ( ) Director ( ) 10% Owner ( ) Officer (give title below) (x) Other (specify below)

        Member of 13(d) group owning more than 10%

   7.   Individual or Joint/Group Filing (Check Applicable Line):

        (X) Form filed by One Reporting Person
        ( ) Form filed by More than One Reporting Person





               Table I -- Non-Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned

                                                                           5. Amount of
                                                                            Securities     6. Owner-
                    2. Trans-                                              Beneficially    ship Form:     7.  Nature
        1. Title     action                          4. Securities         Owned at End   Direct (D) or   of Indirect
           of         Date        3. Trans-          Acquired (A) or         of Month      Indirect       Beneficial
        Security    (Month /     action Code         Disposed of (D)         (Instr. 3        (I)         Ownership
       (Instr. 3)   Day/Year)    (Instr. 8)        (Instr. 3, 4 and 5)        and 4)       (Instr. 4)      (Instr. 4)
       ----------   ---------    -----------       -------------------     ------------   -------------   -----------
                               Code      V     Amount   (A)or(D)    Price

     Class A      02/01/00       S            1,430        D         $70.09                   I      By Margaret L. Keon
     Common Stock                                                                                    1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Susan Tamara Keon
                                                                                                     DeWyngaert dated
                                                                                                     April 20, 1990

                  02/02/00       S            1,275        D          70.05                   I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Susan Tamara Keon
                                                                                                     DeWyngaert dated
                                                                                                     April 20, 1990

                  02/03/00       S            1,130        D          70.04                   I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Susan Tamara Keon
                                                                                                     DeWyngaert dated
                                                                                                     April 20, 1990

                  02/04/00       S            1,880        D          71.38                   I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Susan Tamara Keon
                                                                                                     DeWyngaert dated
                                                                                                     April 20, 1990

                  02/07/00       S            1,690        D          70.11                   I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Susan Tamara Keon
                                                                                                     DeWyngaert dated
                                                                                                     April 20, 1990

                  02/14/00       S            1,970        D          70.90                   I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Susan Tamara Keon
                                                                                                     DeWyngaert dated
                                                                                                     April 20, 1990





                                                                           5. Amount of
                                                                            Securities     6. Owner-
                    2. Trans-                                              Beneficially    ship Form:     7.  Nature
        1. Title     action                          4. Securities         Owned at End   Direct (D) or   of Indirect
           of         Date        3. Trans-          Acquired (A) or         of Month       Indirect      Beneficial
        Security    (Month /     action Code         Disposed of (D)         (Instr. 3        (I)         Ownership
       (Instr. 3)   Day/Year)    (Instr. 8)        (Instr. 3, 4 and 5)        and 4)       (Instr. 4)     (Instr. 4)
       ----------   ---------    -----------       -------------------     ------------   -------------   -----------
                               Code      V     Amount   (A)or(D)    Price

                  02/16/00       S            5,450        D         $77.91                   I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Susan Tamara Keon
                                                                                                     DeWyngaert dated
                                                                                                     April 20, 1990

                  02/17/00       S            4,550        D          79.74                   I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Susan Tamara Keon
                                                                                                     DeWyngaert dated
                                                                                                     April 20, 1990

                  02/18/00       S            4,562        D          83.98            0 (1)  I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Susan Tamara Keon
                                                                                                     DeWyngaert dated
                                                                                                     April 20, 1990

                  02/01/00       S            1,430        D          70.09                   I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Joseph John Keon
                                                                                                     III dated April 20,
                                                                                                     1990

                  02/02/00       S            1,275        D          70.05                   I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Joseph John Keon
                                                                                                     III dated April 20,
                                                                                                     1990

                  02/03/00       S            1,130        D          70.04                   I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Joseph John Keon
                                                                                                     III dated April 20,
                                                                                                     1990





                                                                           5. Amount of
                                                                            Securities     6. Owner-
                    2. Trans-                                              Beneficially    ship Form:      7. Nature
        1. Title     action                          4. Securities         Owned at End   Direct (D) or    of Indirect
           of         Date        3. Trans-          Acquired (A) or         of Month      Indirect        Beneficial
        Security    (Month /     action Code         Disposed of (D)         (Instr. 3        (I)          Ownership
       (Instr. 3)   Day/Year)    (Instr. 8)        (Instr. 3, 4 and 5)        and 4)       (Instr. 4)      (Instr. 4)
       ----------   ---------    -----------       -------------------     ------------  --------------   ------------
                               Code      V     Amount   (A)or(D)    Price

                  02/04/00       S            1,880        D         $71.38                   I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Joseph John Keon
                                                                                                     III dated April 20,
                                                                                                     1990

                  02/07/00       S            1,690        D          70.11                   I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Joseph John Keon
                                                                                                     III dated April 20,
                                                                                                     1990

                  02/14/00       S            1,970        D          70.90                   I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Joseph John Keon
                                                                                                     III dated April 20,
                                                                                                     1990

                  02/16/00       S            5,450        D          77.91                   I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Joseph John Keon
                                                                                                     III dated April 20,
                                                                                                     1990

                  02/17/00       S            4,550        D          79.74                   I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Joseph John Keon
                                                                                                     III dated April 20,
                                                                                                     1990

                  02/18/00       S            4,562        D          83.98            0 (1)  I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Joseph John Keon
                                                                                                     III dated April 20,
                                                                                                     1990





                                                                           5. Amount of
                                                                            Securities     6. Owner-
                    2. Trans-                                              Beneficially    ship Form:     7. Nature
        1. Title     action                          4. Securities         Owned at End   Direct (D) or   of Indirect
           of         Date        3. Trans-          Acquired (A) or         of Month       Indirect      Beneficial
        Security    (Month /     action Code         Disposed of (D)         (Instr. 3         (I)        Ownership
       (Instr. 3)   Day/Year)    (Instr. 8)        (Instr. 3, 4 and 5)        and 4)       (Instr. 4)     (Instr. 4)
       ----------   ---------    -----------       -------------------     ------------   -------------   -----------
                               Code      V     Amount   (A)or(D)    Price

                  02/01/00       S            1,430        D         $70.09                   I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Katherine Stoddert
                                                                                                     Keon dated April 20,
                                                                                                     1990

                  02/02/00       S            1,275        D          70.05                   I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Katherine Stoddert
                                                                                                     Keon dated April 20,
                                                                                                     1990

                  02/03/00       S            1,130        D          70.04                   I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Katherine Stoddert
                                                                                                     Keon dated April 20,
                                                                                                     1990

                  02/04/00       S            1,880        D          71.38                   I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Katherine Stoddert
                                                                                                     Keon dated April 20,
                                                                                                     1990

                  02/07/00       S            1,690        D          70.11                   I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Katherine Stoddert
                                                                                                     Keon dated April 20,
                                                                                                     1990

                  02/14/00       S            1,970        D          70.90                   I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Katherine Stoddert
                                                                                                     Keon dated April 20,
                                                                                                     1990





                                                                           5. Amount of
                                                                            Securities      6. Owner-
                    2. Trans-                                              Beneficially     ship Form:    7. Nature
        1. Title     action                          4. Securities         Owned at End   Direct (D) or   of Indirect
           of         Date        3. Trans-          Acquired (A) or         of Month       Indirect      Beneficial
        Security    (Month /     action Code         Disposed of (D)         (Instr. 3         (I)        Ownership
       (Instr. 3)   Day/Year)    (Instr. 8)        (Instr. 3, 4 and 5)        and 4)       (Instr. 4)     (Instr. 4)
       ----------   ---------    -----------       -------------------     ------------   -------------   -----------
                               Code      V     Amount   (A)or(D)    Price

                  02/16/00       S            5,450        D         $77.91                   I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Katherine Stoddert
                                                                                                     Keon dated April 20,
                                                                                                     1990

                  02/17/00       S            4,550        D          79.74                   I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Katherine Stoddert
                                                                                                     Keon dated April 20,
                                                                                                     1990

                  02/18/00       S            4,562        D          83.98            0 (1)  I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Katherine Stoddert
                                                                                                     Keon dated April 20,
                                                                                                     1990

                  02/01/00       S            1,430        D          70.09                   I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Lisa Anne Keon
                                                                                                     dated April 20, 1990

                  02/02/00       S            1,275        D          70.05                   I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Lisa Anne Keon
                                                                                                     dated April 20, 1990

                  02/03/00       S            1,130        D          70.04                   I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Lisa Anne Keon
                                                                                                     dated April 20, 1990

                  02/04/00       S            1,880        D          71.38                   I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Lisa Anne Keon
                                                                                                     dated April 20, 1990





                                                                           5. Amount of
                                                                            Securities     6. Owner-
                    2. Trans-                                              Beneficially    ship Form:     7. Nature
        1. Title     action                          4. Securities         Owned at End   Direct (D) or   of Indirect
           of         Date        3. Trans-          Acquired (A) or         of Month       Indirect      Beneficial
        Security    (Month /     action Code         Disposed of (D)         (Instr. 3        (I)         Ownership
       (Instr. 3)   Day/Year)    (Instr. 8)        (Instr. 3, 4 and 5)        and 4)       (Instr. 4      (Instr. 4)
       ----------   ---------    -----------       -------------------     ------------  --------------   -----------
                               Code      V     Amount   (A)or(D)    Price

                  02/07/00       S            1,690        D         $70.11                   I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Lisa Anne Keon
                                                                                                     dated April 20, 1990

                  02/14/00       S            1,970        D          70.90                   I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Lisa Anne Keon
                                                                                                     dated April 20, 1990

                  02/16/00       S            5,450        D          77.91                   I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Lisa Anne Keon
                                                                                                     dated April 20, 1990

                  02/17/00       S            4,550        D          79.74                   I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Lisa Anne Keon
                                                                                                     dated April 20, 1990

                  02/18/00       S            4,562        D          83.98        0 (1)      I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Lisa Anne Keon
                                                                                                     dated April 20, 1990

                  02/01/00       S            1,430        D          70.09                   I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Margaret Lynley
                                                                                                     Keon dated April 20,
                                                                                                     1990

                  02/02/00       S            1,275        D          70.05                   I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Margaret Lynley
                                                                                                     Keon dated April 20,
                                                                                                     1990





                                                                           5. Amount of
                                                                            Securities      6. Owner-
                    2. Trans-                                              Beneficially     ship Form:    7. Nature
        1. Title     action                          4. Securities         Owned at End   Direct (D) or   of Indirect
           of         Date        3. Trans-          Acquired (A) or         of Month       Indirect      Beneficial
        Security    (Month /     action Code         Disposed of (D)         (Instr. 3        (I)         Ownership
       (Instr. 3)   Day/Year)    (Instr. 8)        (Instr. 3, 4 and 5)        and 4)       (Instr. 4)     (Instr. 4)
       ----------   ---------    -----------       -------------------     ------------  --------------   -----------
                               Code      V     Amount   (A)or(D)    Price

                  02/03/00       S            1,130        D         $70.04                   I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Margaret Lynley
                                                                                                     Keon dated April 20,
                                                                                                     1990

                  02/04/00       S            1,880        D          71.38                   I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Margaret Lynley
                                                                                                     Keon dated April 20,
                                                                                                     1990

                  02/07/00       S            1,690        D          70.11                   I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Margaret Lynley
                                                                                                     Keon dated April 20,
                                                                                                     1990

                  02/14/00       S            1,970        D          70.90                   I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Margaret Lynley
                                                                                                     Keon dated April 20,
                                                                                                     1990

                  02/16/00       S            5,450        D          77.91                   I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Margaret Lynley
                                                                                                     Keon dated April 20,
                                                                                                     1990

                  02/17/00       S            4,550        D          79.74                   I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Margaret Lynley
                                                                                                     Keon dated April 20,
                                                                                                     1990





                                                                           5. Amount of
                                                                            Securities     6. Owner-
                    2. Trans-                                              Beneficially    ship Form:     7. Nature
        1. Title     action                          4. Securities         Owned at End   Direct (D) or   of Indirect
           of         Date        3. Trans-          Acquired (A) or         of Month       Indirect      Beneficial
        Security    (Month /     action Code         Disposed of (D)         (Instr. 3         (I)        Ownership
       (Instr. 3)   Day/Year)    (Instr. 8)        (Instr. 3, 4 and 5)        and 4)       (Instr. 4)     (Instr. 4)
       ----------   ---------    -----------       -------------------     ------------  --------------   -----------
                               Code      V     Amount   (A)or(D)    Price

                  02/18/00       S            4,562        D         $83.98            0 (1)    I    By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Margaret Lynley
                                                                                                     Keon dated April 20,
                                                                                                     1990

                  02/01/00       S            1,430        D          70.09                     I    By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Pamela Keon Vitale
                                                                                                     dated April 20, 1990

                  02/02/00       S            1,275        D          70.05                     I    By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Pamela Keon Vitale
                                                                                                     dated April 20, 1990

                  02/03/00       S            1,130        D          70.04                     I    By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Pamela Keon Vitale
                                                                                                     dated April 20, 1990

                  02/04/00       S            1,880        D          71.38                     I    By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Pamela Keon Vitale
                                                                                                     dated April 20, 1990

                  02/07/00       S            1,690        D          70.11                     I    By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Pamela Keon Vitale
                                                                                                     dated April 20, 1990

                  02/14/00       S            1,970        D          70.90                     I    By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Pamela Keon Vitale
                                                                                                     dated April 20, 1990





                                                                           5. Amount of
                                                                            Securities     6. Owner-
                    2. Trans-                                              Beneficially    ship Form:     7. Nature
        1. Title     action                          4. Securities         Owned at End   Direct (D) or   of Indirect
           of         Date        3. Trans-          Acquired (A) or         of Month       Indirect      Beneficial
        Security    (Month /     action Code         Disposed of (D)         (Instr. 3        (I)         Ownership
       (Instr. 3)   Day/Year)    (Instr. 8)        (Instr. 3, 4 and 5)        and 4)       (Instr. 4)     (Instr. 4)
       ----------   ---------    -----------       -------------------     ------------   -------------   -----------
                               Code      V     Amount   (A)or(D)    Price

                  02/16/00       S            5,450        D         $77.91                   I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Pamela Keon Vitale
                                                                                                     dated April 20, 1990

                  02/17/00       S            4,550        D          79.74                   I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Pamela Keon Vitale
                                                                                                     dated April 20, 1990

                  02/18/00       S            4,562        D          83.98            0 (1)  I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Pamela Keon Vitale
                                                                                                     dated April 20, 1990

                  02/18/00       S            10,000       D          87.13                   I      By Margaret Lumpkin
                                                                                                     Keon Trust dated
                                                                                                     May 13, 1978

                  02/23/00       S            7,500        D          86.00                   I      By Margaret Lumpkin
                                                                                                     Keon Trust dated
                                                                                                     May 13, 1978

                  02/24/00       S            20,000       D          86.85                   I      By Margaret Lumpkin
                                                                                                     Keon Trust dated
                                                                                                     May 13, 1978

                  02/25/00       S            20,000       D          89.23                   I      By Margaret Lumpkin
                                                                                                     Keon Trust dated
                                                                                                     May 13, 1978

                  02/28/00       S            25,000       D          89.41                   I      By Margaret Lumpkin
                                                                                                     Keon Trust dated
                                                                                                     May 13, 1978

                  02/29/00       S            5,000        D          89.00      924,222      I      By Margaret Lumpkin
                                                                                                     Keon Trust dated
                                                                                                     May 13, 1978





                 Table II -- Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned
       (e.g., puts, calls, warrants, options, convertible securities)

                                                                                                  9.
                                            5.                                                  Number     10.
                                         Number of                                                of      Owner-
                                          Deriv-                                                Deriv-     ship     11.
                                           ative                                                 ative   Form of   Nature
        1.                                Securi-                                         8.    Secur-   Deriva-     of
      Title     2.                         ties                                          Price   ties      tive    Indir-
        of    Conver-   3.               Acquired                                         of    Benefi- Security:   ect
      Deriv-  sion or Trans-     4.       (A) or                                        Deriv-  cially    Direct  Benefi-
      ative  Exercise action   Trans-    Disposed                       7.  Title and    ative Owned at   (D) or    cial
      Secur- Price of  Date    action     of (D)         6. Date          Amount of     Secur-  End of   Indirect  Owner-
       ity    Deriva- (Month/   Code      (Instr.    Exercisable and      Underlying      ity    Month     (I)      ship
     (Instr.   tive    Day/    (Instr.   3, 4 and    Expiration Date      Securities    (Instr. (Instr.  (Instr.  (Instr.
        3)   Security  Year)     8)         5)       (Month/Day/Year)  (Instr. 3 and 4)   5)      4)        4)       4)
     ------- -------- -------  -------   --------    ----------------  ---------------- ------- -------  -------- -------
                             Code   V    (A) (D)    Date    Expir-    Title  Amount or
                                                    Exer-   ation            Number of
                                                    cisable Date             Shares



     Explanation of Responses:

        Explanation of footnotes to Table I: For purposes of Section 13(d) of the Securities Exchange Act, each of the joint filers is a member of a group that together owns more than 10% of the Issuer's Class A Common Stock. Except as indicated in the following notes, the securities shown in Table I are beneficially owned for purposes of Rule 16a-1(a)(2) by Margaret L. Keon and not by the other joint filer.

        (1) Effective February 6, 2000, Margaret L. Keon was delegated investment and voting power for shares held by this trust.

   SIGNATURE OF REPORTING PERSON(S):


   Margaret L. Keon
   Individually and as trustee of
   the Margaret Lumpkin Keon Trust
   By:  Steven L. Grissom
        Attorney in Fact

   Dated: March __, 2000





                     JOINT FILER INFORMATION

   Name: Steven L. Grissom

   Address: 121 South 17th Street, Mattoon, Illinois 61938

   Designated Filer: Margaret L. Keon

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: February 2000


   Signature: Steven L. Grissom
              As trustee of the
              Personal Income Trusts